UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934



         Date of Report: (Date of earliest event reported) July 26, 2005



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                              1-3247                 16-0393470
(State or other jurisdiction          (Commission            (I.R.S. Employer
of incorporation)                     File Number)           Identification No.)


One Riverfront Plaza, Corning, New York                      14831
(Address of principal executive offices)                     (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)


N/A
(Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

Item 7.01.  Regulation FD Disclosure

The Corning Incorporated press release dated July 26, 2005, regarding its financial results for the quarter ended June 30, 2005 and its third quarter 2005 earnings guidance, is attached hereto as Exhibit 99.

The information in this report, being furnished pursuant to Item 2.01 and 7.01 of Form 8-K, shall not be deemed to be "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Safe Harbor Statement

Statements contained in the Item 7.01 Regulation FD Disclosure and the exhibit to this report that state the company's or its management's expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Exchange Act. The company's actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the company has filed with the Securities and Exchange Commission.

Item 9.01.  Financial Statements and Exhibits

(c)    Exhibit

       99    Press Release dated July 26, 2005, issued by Corning Incorporated.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              CORNING INCORPORATED
                              Registrant



Date: July 26, 2005           By    /s/  KATHERINE A. ASBECK
                                         -------------------------------------
                                         Katherine A. Asbeck
                                         Senior Vice President and Controller

                                                                      Exhibit 99
                                                                      ----------



FOR RELEASE -- JULY 26, 2005

Media Relations Contact:                        Investor Relations Contact:
Daniel F. Collins                               Kenneth C. Sofio
(607) 974-4197                                  (607) 974-7705
collinsdf@corning.com                           sofiokc@corning.com


                     Corning Reports Second-Quarter Results

                    10th consecutive quarterly sales increase

CORNING, N.Y. -- Corning Incorporated (NYSE: GLW) today announced second-quarter sales of $1.141 billion, with net income of $165 million, or $0.11 per share. Net income includes net special charges of $141 million, or $0.09 per share.

Excluding these net charges, Corning's earnings per share (EPS) would have been $0.20, exceeding the company's previously announced EPS guidance range of $0.17 to $0.19. This EPS is a non-GAAP financial measure. This and all non-GAAP financial measures are reconciled on the company's investor relations Web site and in attachments to this news release.

"We are pleased with our second-quarter performance and our 10th consecutive quarterly sales increase driven by the strong growth in our Display Technologies segment," Wendell P. Weeks, president and chief executive officer, said. "Our first-half results demonstrate that Corning's growth strategy is succeeding."

Second-Quarter Operating Results
Corning's second-quarter sales of $1.141 billion increased 17 percent over last year's second-quarter sales of $971 million, and increased 9 percent over the previous quarter's sales of $1.05 billion. Gross margin for the second quarter improved to 42 percent versus 41 percent in the first quarter. The second-quarter gross margin exceeded the company's expectation of 40 percent and was its highest since the first quarter of 2001. The gross-margin improvement is primarily the result of stronger overall performance in the Display Technologies segment, brought on by increased demand for larger-size glass substrates and strong manufacturing performance.

Equity earnings for the second quarter were $172 million, compared to the first quarter's equity earnings of $166 million. Corning's equity earnings from Dow Corning Corporation were $77 million, including an $11 million non-recurring gain in the second quarter, versus $68 million in the first quarter.


                                     (more)

Corning Reports Second Quarter Results
Page Two

Corning's Display Technologies segment achieved record sales of $415 million in the second quarter, a 30-percent increase over first-quarter sales of $320 million and a 50-percent sales increase over second-quarter 2004 sales of $277 million. The sequential quarterly sales increase was the result of a 32-percent volume increase and flat overall pricing. Exchange rates in the quarter had a 3-percent negative impact on sales. Segment gross margins increased from 60 percent in the first quarter to 65 percent in the second quarter.

Samsung Corning Precision Glass Co., Ltd., a 50-percent equity venture in Korea, increased its sequential glass volume by 27 percent. Strong volume gains at Samsung Corning Precision were offset by a number of nonrecurring items and the negative impact of exchange rates in the second quarter. Equity earnings from Samsung Corning Precision were up 6 percent in the second quarter at $85 million versus $80 million in the first quarter.

Net income for the Display Technologies segment, which includes Corning's wholly owned business and equity earnings from Samsung Corning Precision, grew 51 percent from $161 million in the first quarter to $243 million in the second quarter. The increase was due to strong sales and gross margin improvement, as well as the nonrecurrence of a $20 million after-tax foreign exchange loss incurred in the first quarter, offset by a higher tax rate and lower-than-expected earnings growth at Samsung Corning Precision.

"Market demand for flat panel desk top monitors, notebook computers and flat screen televisions continue to fuel the growth of our liquid crystal display
(LCD) business," Weeks said. "In fact," he said, "our second-quarter sales of glass substrates were larger than our total Display Technologies segment sales for 2002." He added that retail pricing declines and a movement to larger sizes have resulted in greater-than-expected penetration of LCD desktop monitors in the market. Weeks said, "Our preliminary estimates indicate that LCD monitor sales reached 67 percent of total monitor sales in the second quarter, compared to 60 percent in the first quarter of this year."

Telecommunications segment sales declined 3 percent sequentially to $415 million versus $427 million in the first quarter of this year. The sales decline was due to lower fiber-to-the-premises (FTTP) hardware and equipment sales, which were, in turn, primarily the result of supply chain inventory declines during the second quarter. The decline in FTTP product sales was almost offset by seasonal increases in demand. Optical fiber volume and pricing were essentially flat with first-quarter results. The segment incurred a net loss of $13 million compared to net income of $9 million in the first quarter. The second-quarter loss includes an $8 million charge to adjust prior years' restructuring reserves.






                                     (more)

Corning Reports Second Quarter Results
Page Three

Weeks said, "The FTTP market continues to be a growth opportunity for us, particularly for sales of our hardware and equipment products. While we did experience a second-quarter sales decline, we believe this is the result of customer inventory reduction and not a slowdown in FTTP deployment."

Second-quarter Environmental Technologies segment sales were $146 million compared to $148 million in the first quarter. The Life Sciences segment had second-quarter sales of $75 million, basically flat with first-quarter sales of $74 million.

Special Items
Corning's second-quarter results included net special charges totaling $141 million after-tax and minority interest, of which $137 million was a pretax and after-tax charge to reflect the increase in market value of Corning common stock to be contributed to settle the asbestos litigation related to Pittsburgh Corning Corporation. In addition, the company recognized a $12 million pretax and after-tax loss on the repurchase of debt, a $1 million pretax gain ($3 million after-tax and minority interest charge) to adjust restructuring reserves, and the previously discussed $11 million nonrecurring gain at Dow Corning.

Cash Flow/Liquidity Update
Corning ended the second quarter with $2.1 billion in cash and short-term investments, an increase of $568 million from the previous quarter's balance of $1.5 billion. The increase was largely the result of the receipt of $212 million of customer deposits in the Display Technologies segment and net cash proceeds of $323 million from the issuance of 20 million shares of common stock. These proceeds will primarily be used to fund the anticipated fourth-quarter repurchase of the company's outstanding zero-coupon convertible debentures.

James B. Flaws, vice chairman and chief financial officer, said, "We have made excellent progress in restoring Corning to sound financial health. During the quarter, we reduced our debt by an additional $183 million, and we attained investment-grade credit ratings from two of the three rating agencies. We are carefully balancing our capital spending with our need to protect the financial health of the company."

Third-Quarter Outlook
Corning said that it expects third-quarter sales to be in the range of $1.14 billion to $1.19 billion and EPS in the range of $0.20 to $0.22 before special items. This EPS estimate is a non-GAAP financial measure and excludes any possible special items. This and all non-GAAP financial measures are reconciled on the company's investor relations Web site and in attachments to this news release. The company expects its gross margin to be between 41 percent and 42 percent, comparable to the second quarter. Corning expects that the third-quarter tax rate will be in the 20 percent to 25 percent range.




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


Corning Reports Second Quarter Results
Page Four

In the Display Technologies segment, the company is anticipating that third-quarter sequential volume growth for its wholly owned business and Samsung Corning Precision will be in the range of 10 percent to 20 percent both individually and in the aggregate. Pricing in the third quarter is expected to be flat to down slightly.

"Corning's third-quarter volume growth will be largely dependent upon our ability to continue to bring on additional large generation LCD glass melting and finishing capacity, and our customers' ability to ramp up their new large-size generation fabs to meet the increasing industry demand," Weeks said. He added that Samsung Corning Precision has been shipping Gen 7 glass to the Samsung Electronics and Sony equity venture and has begun manufacturing Gen 7.5 glass substrates for LG. Philips. "And our construction of Gen 8 size glass capacity in Japan is underway," he added. Corning noted that it continues to believe that the global LCD glass market volume remains on track to grow in excess of 50 percent this year.

Weeks said that the growth of LCD televisions continues to meet the expectations of the industry and the company continues to expect overall LCD television penetration will reach 10 percent of the TV market this year. "We have seen a 40-percent decline in the retail price of an LCD television year-over-year, and this has helped fuel demand," he said.

Corning's Telecommunications segment third-quarter sales are expected to be in the range of flat to down 5 percent from second-quarter sales. The company's third-quarter fiber volume is expected to be flat to down 5 percent, with fiber pricing down less than 5 percent. Corning believes that its FTTP sales will be consistent with the second quarter.

The company expects equity earnings from Dow Corning to be $50 million to $60 million in the third quarter, consistent with prior guidance, Flaws said. "Dow Corning had a very strong first half of the year, and it typically experiences slightly weaker performance in the second half due to seasonality. Also, Dow Corning will be doing a maintenance shutdown at one of its major facilities in the fall."

Weeks said, "Corning had an excellent first half of the year. We believe that we are well positioned for success through the remainder of the year." During the company's investor conference call on Wednesday morning, Flaws will remind investors about the company's plan, which was discussed at its annual investor meeting in February, to contribute up to 10 million shares of common stock during the second half of the year to fund Corning's U.S. pension plan. He also will provide further detail on the company's plan to adopt the new accounting rules for stock-based compensation, which will result in additional expense of up to $90 million in 2006. This amount is higher than the original estimate of $60 million the company provided earlier.





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


Corning Reports Second Quarter Results
Page Five

The company also announced that it will be meeting with Boston area investors on August 1 and will host a luncheon at 12:30 p.m. EDT at the Boston Harbor Hotel. Investors interested in attending should contact Corning's investor relations department at (607) 974-8764.

Second-Quarter Conference Call Information
The company will host a second-quarter conference call at 8:30 a.m. EDT on Wednesday, July 27. To access the call, dial (773) 681-5826. The password is RESULTS. A replay of the call will begin at approximately 10:30 a.m. EDT, and will run through 5:00 p.m. EDT, Wednesday, August. 10. To listen, dial (203) 369-1382, no pass code is required. To listen to a live audio webcast of the call, please go to Corning's Web site and follow the instructions: http://www.corning.com/investor_relations. The audio webcast will be archived for one year following the call.

Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning's non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company's non-GAAP measures exclude adjustments to asbestos settlement reserves required by movements in Corning's common stock price, gains and losses arising from debt retirements, charges resulting from the impairment of equity or cost method investments and gains or losses recognized in equity earnings from restructuring, impairment or other charges or credits taken by equity method companies. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. These non-GAAP measures are reconciled on the company's Web site at www.corning.com/investor_relations and accompany this news release.

About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, semiconductor, and life sciences industries.











                                     (more)

Corning Reports Second Quarter Results
Page Six

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic and political conditions; tariffs, import duties and currency fluctuations; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; cost reductions; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the liquid crystal display industry and other businesses; changes in the mix of sales between premium and non-premium products; facility expansions and new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; ability to obtain financing and capital on commercially reasonable terms; adequacy and availability of insurance; capital resource and cash flow activities; capital spending; equity company activities; interest costs; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; changes in key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are identified in Corning's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

                                       ###

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (Unaudited; in millions, except per share amounts)



                                                                      Three months                    Six months
                                                                     ended June 30,                 ended June 30,
                                                                ------------------------       ------------------------
                                                                   2005           2004           2005            2004
                                                                ---------       --------       ---------      ---------
Net sales                                                       $   1,141       $    971       $   2,191      $   1,815
Cost of sales                                                         658            625           1,279          1,169
                                                                ---------       --------       ---------      ---------

Gross margin                                                          483            346             912            646

Operating expenses:
   Selling, general and administrative expenses                       191            166             375            326
   Research, development and engineering expenses                     104             85             202            169
   Amortization of purchased intangibles                                3              9               8             19
   Restructuring, impairment and other charges and
     (credits) (Note 1)                                                (1)           (34)             18
   Asbestos settlement (Note 2)                                       137             47             121             66
                                                                ---------       --------       ---------      ---------

Operating income                                                       49             73             188             66

Interest income                                                        13              4              23             10
Interest expense                                                      (28)           (37)            (65)           (73)
Loss on repurchases and retirement of debt, net (Note 3)              (12)            (9)            (12)           (32)
Other income, net                                                      20              5              11              1
                                                                ---------       --------       ---------      ---------

Income (loss) before income taxes                                      42             36             145            (28)
Provision for income taxes (Note 4)                                   (44)           (24)            (63)           (12)
                                                                ---------       --------       ---------      ---------

(Loss) income before minority interests and
  equity earnings                                                      (2)            12              82            (40)
Minority interests                                                     (5)           (11)             (6)           (11)
Equity in earnings of associated companies (Note 5)                   172            107             338            214
                                                                ---------       --------       ---------      ---------

Net income                                                      $     165       $    108       $     414      $     163
                                                                =========       ========       =========      =========

Basic earnings per common share                                 $    0.11       $   0.08       $    0.29      $    0.12
                                                                =========       ========       =========      =========
Diluted earnings per common share                               $    0.11       $   0.07       $    0.28      $    0.11
                                                                =========       ========       =========      =========

Shares used in computing per share amounts for:
  Basic earnings per common share                                   1,438          1,383           1,422          1,371
                                                                =========       ========       =========      =========
  Diluted earnings per common share                                 1,517          1,495           1,508          1,446
                                                                =========       ========       =========      =========

See accompanying notes to these financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
          (Unaudited; in millions, except share and per share amounts)


                                                                                           June 30,          December 31,
                                                                                             2005                2004
                                                                                         -----------        -------------
Assets

Current assets:
   Cash and cash equivalents                                                              $   1,301           $   1,009
   Short-term investments, at fair value                                                        814                 872
                                                                                          ---------           ---------
     Total cash, cash equivalents and short-term investments                                  2,115               1,881
   Trade accounts receivable, net                                                               645                 585
   Inventories                                                                                  552                 535
   Deferred income taxes                                                                         93                  94
   Other current assets                                                                         223                 188
                                                                                          ---------           ---------
       Total current assets                                                                   3,628               3,283

Investments                                                                                   1,546               1,484
Property, net                                                                                 4,220               3,941
Goodwill and other intangible assets, net                                                       383                 398
Deferred income taxes                                                                           464                 472
Other assets                                                                                    156                 166
                                                                                          ---------           ---------

Total Assets                                                                              $  10,397           $   9,744
                                                                                          =========           =========

Liabilities and Shareholders' Equity

Current liabilities:
   Short-term borrowings, including current portion of long-term debt                     $     288           $     478
   Accounts payable                                                                             609                 682
   Other accrued liabilities                                                                  1,214               1,178
                                                                                          ---------           ---------
       Total current liabilities                                                              2,111               2,338

Long-term debt                                                                                1,915               2,214
Postretirement benefits other than pensions                                                     593                 600
Other liabilities                                                                               887                 747
                                                                                          ---------           ---------
       Total liabilities                                                                      5,506               5,899
                                                                                          ---------           ---------

Commitments and contingencies
Minority interests                                                                               28                  29
Shareholders' equity:
   Preferred stock - Par value $100.00 per share; Shares authorized: 10 million
     Series C mandatory convertible preferred stock - Shares issued: 5.75 million;
     Shares outstanding: 616 thousand and 637 thousand                                           62                  64
   Common stock - Par value $0.50 per share; Shares authorized: 3.8 billion;
     Shares issued: 1,487 million and 1,424 million                                             743                 712
   Additional paid-in capital                                                                11,043              10,363
   Accumulated deficit                                                                       (6,895)             (7,309)
   Treasury stock, at cost; Shares held: 16 million                                            (158)               (162)
   Accumulated other comprehensive income                                                        68                 148
                                                                                          ---------           ---------
       Total shareholders' equity                                                             4,863               3,816
                                                                                          ---------           ---------

Total Liabilities and Shareholders' Equity                                                $  10,397           $   9,744
                                                                                          =========           =========

Certain amounts for 2004 were reclassified to conform to 2005 classifications.

See accompanying notes to these financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited; in millions)

                                                                Three months ended           Six months ended
                                                              -----------------------            June 30,
                                                              June 30,      March 31,    ------------------------
                                                                2005          2005          2005          2004
                                                              ---------    ---------     ---------      ---------
Cash Flows from Operating Activities:
   Net income                                                 $    165     $    249       $    414      $   163
   Adjustments to reconcile net income to net
      cash provided by operating activities:
     Depreciation                                                  126          120            246          240
     Amortization of purchased intangibles                           3            5              8           19
     Restructuring, impairment and other charges and (credits)      (1)          19             18
     Asbestos settlement                                           137          (16)           121           66
     Loss on repurchases and retirement of debt, net                12                          12           32
     Undistributed earnings of associated companies               (103)         (23)          (126)         (92)
     Minority interests, net of dividends paid                       5            1              6           11
     Deferred taxes                                                  4            3              7          (35)
     Restructuring payments                                         (7)          (9)           (16)         (56)
     Customer deposits, net                                        212           20            232
     Changes in certain working capital items:
        Trade accounts receivable                                  (35)         (54)           (89)         (43)
        Inventories                                                             (39)           (39)         (33)
        Other current assets                                       (24)         (16)           (40)           7
        Accounts payable and other current liabilities,
          net of restructuring payments                             22         (151)          (129)          (6)
     Other, net                                                     27           33             60           34
                                                              --------     --------       --------      -------
Net cash provided by operating activities                          543          142            685          307
                                                              --------     --------       --------      -------

Cash Flows from Investing Activities:
   Capital expenditures                                           (375)        (323)          (698)        (302)
   Net proceeds from sale or disposal of assets                     16            1             17           35
   Short-term investments - acquisitions                          (389)        (314)          (703)      (1,102)
   Short-term investments - liquidations                           276          486            762          745
   Other, net                                                        9            1             10            5
                                                              --------     --------       --------      -------
Net cash used in investing activities                             (463)        (149)          (612)        (619)
                                                              --------     --------       --------      -------

Cash Flows from Financing Activities:
   Repayments of short-term borrowings and current
     portion of long-term debt                                      (3)        (192)          (195)          (9)
   Proceeds from issuance of long-term debt, net                    99           48            147          396
   Repayments of long-term debt                                   (100)          (2)          (102)        (150)
   Proceeds from issuance of common stock, net                     332           12            344           24
   Proceeds from exercise of stock options                          50            9             59           27
   Other, net                                                       (1)          (5)            (6)          (5)
                                                              --------     --------       --------      -------
Net cash provided by (used in) financing activities                377         (130)           247          283
                                                              --------     --------       --------      -------
Effect of exchange rates on cash                                    (3)         (25)           (28)          (5)
                                                              --------     --------       --------      -------
Net increase (decrease) in cash and cash equivalents               454         (162)           292          (34)
Cash and cash equivalents at beginning of period                   847        1,009          1,009          688
                                                              --------     --------       --------      -------

Cash and cash equivalents at end of period                    $  1,301     $    847       $  1,301      $   654
                                                              ========     ========       ========      =======

Certain amounts for 2004 were reclassified to conform to 2005 classifications.

See accompanying notes to these financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)


                                                Display      Telecom-   Environmental   Life    Unallocated  Consolidated
                                             Technologies   munications Technologies  Sciences   and Other       Total
                                             ------------   ----------- ------------- --------  -----------  ------------
Three months ended June 30, 2005
Net sales                                      $  415        $  415        $   146     $    75    $    90      $ 1,141
Research, development and engineering
  expenses (1)                                 $   27        $   22        $    29     $    12    $    14      $   104
Restructuring, impairment and other charges
  and (credits)                                              $    8                               $    (9)     $    (1)
Interest expense (2)                           $   12        $    8        $     4     $     1    $     3      $    28
(Provision) benefit for income taxes           $  (47)       $    1        $     2     $     2    $    (2)     $   (44)
Income (loss) before minority interests and
  equity earnings (3)                          $  156        $  (13)       $    (4)    $    (4)   $  (137)     $    (2)
Minority interests (4)                                                                                 (5)          (5)
Equity in earnings of associated companies         87                                                  85          172
                                               ------        ------        -------     -------    -------      -------
Net income (loss)                              $  243        $  (13)       $    (4)    $    (4)   $   (57)     $   165
                                               ======        ======        =======     =======    =======      =======

Three months ended June 30, 2004
Net sales                                      $  277        $  392        $   141     $    79    $    82      $   971
Research, development and engineering
  expenses (1)                                 $   19        $   23        $    21     $     9    $    13      $    85
Restructuring, impairment and other charges
  and (credits)                                              $   (1)                              $   (33)     $   (34)
Interest expense (2)                           $   11        $   16        $     5     $     2    $     3      $    37
(Provision) benefit for income taxes           $  (32)       $   11        $    (2)    $    (2)   $     1      $   (24)
Income (loss) before minority interests and
  equity earnings (3)                          $   64        $  (21)       $     4     $     5    $   (40)     $    12
Minority interests (4)                                                                                (11)         (11)
Equity in earnings of associated companies         71                                                  36          107
                                               ------        ------        -------     -------    -------      -------
Net income (loss)                              $  135        $  (21)       $     4     $     5    $   (15)     $   108
                                               ======        ======        =======     =======    =======      =======

Six months ended June 30, 2005
Net sales                                      $  735        $  842        $   294     $   149    $   171      $ 2,191
Research, development and engineering
  expenses (1)                                 $   52        $   44        $    55     $    23    $    28      $   202
Restructuring, impairment and other charges
  and (credits)                                              $    8                               $    10      $    18
Interest expense (2)                           $   28        $   19        $    10     $     2    $     6      $    65
(Provision) benefit for income taxes           $  (64)       $   (1)       $     2     $     2    $    (2)     $   (63)
Income (loss) before minority interests and
  equity earnings (3)                          $  236        $   (4)       $    (6)    $    (6)   $  (138)     $    82
Minority interests (4)                                                                                 (6)          (6)
Equity in earnings of associated companies        168                                                 170          338
                                               ------        ------        -------     -------    -------      -------
Net income (loss)                              $  404        $   (4)       $    (6)    $    (6)   $    26      $   414
                                               ======        ======        =======     =======    =======      =======


                                                Display      Telecom-   Environmental   Life    Unallocated  Consolidated
                                             Technologies   munications Technologies  Sciences   and Other       Total
                                             ------------   ----------- ------------- --------  -----------  ------------
Six months ended June 30, 2004
Net sales                                      $  507        $  704        $   282     $   158    $   164      $ 1,815
Research, development and engineering
  expenses (1)                                 $   35        $   48        $    41     $    18    $    27      $   169
Restructuring, impairment and other charges
  and (credits)                                              $   (5)                              $     5
Interest expense (2)                           $   22        $   32        $    10     $     3    $     6      $    73
(Provision) benefit for income taxes           $  (58)       $   34        $    (5)    $    (5)   $    22      $   (12)
Income (loss) before minority interests and
  equity earnings (3)                          $  117        $  (68)       $    10     $    10    $  (109)     $   (40)
Minority interests (4)                                            1                                   (12)         (11)
Equity in earnings of associated companies        136             3                                    75          214
                                               ------        ------        -------     -------    -------      -------
Net income (loss)                              $  253        $  (64)       $    10     $    10    $   (46)     $   163
                                               ======        ======        =======     =======    =======      =======

(1) Non-direct research, development and engineering expenses are allocated based upon direct project spending for each segment.
(2) Interest expense is allocated to segments based on a percentage of segment net operating assets. Consolidated subsidiaries with independent capital structures do not receive additional allocations of interest expense.
(3) Many of Corning's administrative and staff functions are performed on a centralized basis. Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function. Other staff functions, such as corporate finance, human resources and legal, are allocated to segments, primarily as a percentage of sales.
(4) For the three and six months ended June 30, 2005, minority interests include gains of $4 million for adjustments to prior years' restructuring and impairment reserves associated with Corning Asahi Video Products (CAV). For the three and six months ended June 30, 2004, minority interests include gains of $13 and $14, respectively, from the sale of CAV assets in excess of assumed salvage value.


A reconciliation of reportable segment net income to consolidated net income follows (in millions):

                                                                   Three months                        Six months
                                                                  ended June 30,                     ended June 30,
                                                            ------------------------           ------------------------
                                                              2005            2004               2005            2004
                                                            ---------      ---------           ---------      ---------
Net income of reportable segments                           $     222      $     123           $     388      $     209
Non-reportable operating segments net income (1)                   13             19                  23              1
Unallocated amounts:
    Non-segment loss and other (2)                                 (1)            (4)                 (3)            (7)
    Non-segment restructuring, impairment and
       other (charges) and credits (3)                             (6)             4                 (25)             4
    Asbestos settlement                                          (137)           (47)               (121)           (66)
    Interest income                                                13              4                  23             10
    Loss on repurchases of debt                                   (12)            (9)                (12)           (32)
    Benefit for income taxes (4)                                   (4)             1                  (4)             3
    Equity in earnings of associated companies (5)                 77             17                 145             41
                                                            ---------      ---------           ---------      ---------
Net income                                                  $     165      $     108           $     414      $     163
                                                            =========      =========           =========      =========

(1) Non-reportable operating segments net income includes the results of non-reportable operating segments.
(2) Non-segment loss and other includes the results of non-segment operations and other corporate activities.
(3) For the three and six months ended June 30, 2005, non-segment restructuring, impairment and other (charges) and credits includes impairment charges for the other than temporary decline in the market value of Avanex shares. Refer to Note 1 (Restructuring, Impairment and Other Charges and (Credits)).
(4) Benefit for income taxes includes taxes associated with non-segment restructuring, impairment and other (charges) and credits.
(5) Equity in earnings of associated companies includes amounts derived from Dow Corning.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)



1.   Restructuring, Impairment and Other Charges and (Credits)

In the second quarter of 2005, we recorded net credits of $1 million (net charge of $3 million after-tax and minority interest) included in restructuring, impairment and other charges and (credits). A summary of these credits and charges follows:

..    We recorded  net credits of $7 million ($3 million  after-tax  and minority interest), primarily for adjustments to prior years' restructuring and impairment reserves.

..    We recorded an additional impairment charge of $6 million for an other than temporary decline in the fair value of our investment in Avanex Corporation (Avanex) below its adjusted cost basis. Our investment in Avanex is accounted for as an available-for-sale security under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." At June 30, 2005, shares of Avanex stock were trading at $0.90 per share compared to our adjusted cost basis of $1.30 per share (after adjusting for the first quarter 2005 impairment charge). We intend to sell our shares of Avanex and, subject to restrictions and the trading volume in Avanex stock, we expect to complete this activity in early 2006. As we do not expect the market value of the Avanex shares to recover in this timeframe, the additional impairment in the second quarter was required.

2.   Asbestos Settlement

On March 28, 2003, we announced that we had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against us and Pittsburgh Corning Corporation (PCC), which might arise from PCC products or operations. Accordingly, we recorded a charge of $298 million in the first quarter of 2003. The charge included the value of 25 million shares of Corning common stock that we will contribute as part of the settlement if the PCC plan of reorganization is approved and becomes effective. Also at that time, we indicated that any changes in the value of our common stock contribution would be recognized in our quarterly results through the date of contribution to the settlement trust. As required, we recorded a mark-to-market charge of $137 million in the second quarter of 2005 reflecting the increase in Corning's common stock from March 31 to June 30, 2005. Beginning with the first quarter of 2003, we have recorded total net charges of $567 million to reflect the initial settlement and to mark-to-market the value of our common stock.

3. Loss on Repurchases and Retirement of Debt, net

In the second quarter of 2005, we redeemed for cash the $100 million principal amount of our 7% debentures due March 15, 2007. We recognized a $12 million loss upon the early redemption of these debentures.

4.   Provision for Income Taxes

For the three months ended June 30, 2005, the tax provision reflected the impact of maintaining a valuation allowance on the majority of our net deferred tax assets. As a result, U.S. (federal, state and local) and certain foreign income taxes attributable to pretax income or losses were not provided. The most significant item for which a U.S. tax benefit was not provided was the asbestos settlement charge. Such items increased our effective tax rate from 23% to 105%.

5.   Equity in Earnings of Associated Companies

In the second quarter of 2005, Dow Corning Corporation recorded a gain on the issuance of subsidiary stock. Our equity earnings included $11 million related to this gain.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           QUARTERLY SALES INFORMATION
                            (Unaudited; in millions)


                                                                     2005
                                                     -------------------------------------
                                                             Three
                                                          Months Ended         Six Months
                                                      ---------------------       Ended
                                                      March 31     June 30       June 30
                                                      --------     -------       -------
Display Technologies                                 $    320     $    415      $   735

Telecommunications
   Fiber and cable                                        212          213          425
   Hardware and equipment                                 215          202          417
                                                     --------     --------      -------
                                                          427          415          842

Environmental Technologies
   Automotive                                             127          125          252
   Diesel                                                  21           21           42
                                                     --------     --------      -------
                                                          148          146          294

Life Sciences                                              74           75          149

Other                                                      81           90          171
                                                     --------     --------      -------

Total                                                $  1,050     $  1,141      $ 2,191
                                                     ========     ========      =======

                                                                                  2004
                                                     --------------------------------------------------------------
                                                                    Three Months Ended
                                                     ------------------------------------------------
                                                      March 31    June 30       Sept. 30     Dec. 31       Total
                                                     ---------    --------      --------     --------     --------
Display Technologies                                 $    230     $    277      $   295      $   311      $  1,113

Telecommunications
   Fiber and cable                                        149          192          202          212           755
   Hardware and equipment                                 163          200          210          211           784
                                                     --------     --------      -------      -------      --------
                                                          312          392          412          423         1,539

Environmental Technologies
   Automotive                                             125          121          119          114           479
   Diesel                                                  16           20           17           16            69
                                                     --------     --------      -------      -------      --------
                                                          141          141          136          130           548

Life Sciences                                              79           79           75           71           304

Other                                                      82           82           88           98           350
                                                     --------     --------      -------      -------      --------

Total                                                $    844     $    971      $ 1,006      $ 1,033      $  3,854
                                                     ========     ========      =======      =======      ========

The above supplemental information is intended to facilitate analysis of Corning's businesses.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                        Three Months Ended June 30, 2005
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's net income and earnings per share (EPS) excluding special items for the second quarter of 2005 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                                           Per          Income Before         Net
                                                                          Share         Income Taxes        Income
                                                                         -------        -------------       -------
EPS and net income, excluding special items                              $  0.20          $   190           $   306

Special items:
     Restructuring, impairment and other (charges) and credits (a)                              1                (3)

     Asbestos settlement (b)                                               (0.09)            (137)             (137)

     Loss on repurchases and retirement of debt, net (c)                   (0.01)             (12)              (12)

     Equity in earnings of associated companies (d)                         0.01                                 11
                                                                         -------          -------           -------

Total EPS and net income                                                 $  0.11          $    42           $   165
                                                                         =======          =======           =======

(a) In the second quarter of 2005, Corning recorded net credits of $1 million (net charge of $3 million after-tax and minority interest) included in restructuring, impairment and other charges and (credits). A summary of these credits and charges follows:

     . We recorded net credits of $7 million ($3 million after-tax and minority interest), primarily for adjustments to prior years' restructuring and impairment reserves.
     . We recorded an additional impairment charge of $6 million (pretax and after-tax) for an other than temporary decline in the fair value of our investment in Avanex Corporation (Avanex) below its adjusted cost basis. Our investment in Avanex is accounted for as an available-for-sale security under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." At June 30, 2005, shares of Avanex stock were trading at $0.90 per share compared to our adjusted cost basis of $1.30 per share (after adjusting for the first quarter of 2005 impairment charge). We intend to sell our shares of Avanex and, subject to restrictions and the trading volume in Avanex stock, we expect to complete this activity in early 2006. As we do not expect the market value of the Avanex shares to recover in this timeframe, the additional impairment in the second quarter was required.

(b) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation plan of reorganization, Corning will contribute, if the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. This portion of the asbestos liability requires quarterly adjustment based upon movements in Corning's common stock price prior to contribution of the shares to the trust. In the second quarter of 2005, Corning recorded a charge of $137 million for the change in its common stock price of $16.62 at June 30, 2005 compared to $11.13, the common stock price at March 31, 2005.

(c) In the second quarter of 2005, we redeemed for cash the $100 million principal amount of our 7% debentures due March 15, 2007. We recognized a $12 million loss upon the early redemption of these debentures.

(d) In the second quarter of 2005, Dow Corning Corporation recorded a gain on the issuance of subsidiary stock. Our equity earnings included $11 million related to this gain.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                        Three Months Ended June 30, 2005
                        (Unaudited; amounts in millions)

--------------------------------------------------------------------------------
Corning's free cash flow financial measure for the three months ended June 30, 2005 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles
(GAAP). The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------


                                                               Three
                                                            months ended
                                                            June 30, 2005
                                                            -------------
Cash flows from operating activities                          $     543

Less:  Cash flows from investing activities                        (463)

Plus:  Short-term investments - acquisitions                        389

Less:  Short-term investments - liquidations                       (276)
                                                              ---------

Free cash flow                                                $     193
                                                              =========

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                      Three Months Ended September 30, 2005
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's earnings per share (EPS) excluding special items for the third quarter of 2005 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles
(GAAP). The company believes presenting non-GAAP EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                                 Range
                                                        ------------------------
Guidance: EPS excluding special items                   $ 0.20           $  0.22

Special items:
     Restructuring, impairment and other
       (charges) and credits (a)

     Asbestos settlement (b)

     (Loss) gain on repurchases and retirements
       of debt, net (c)                                 ------           -------

EPS

        ----------------------------------------------------------------
        This schedule will be updated as additional announcements occur.
        ----------------------------------------------------------------

(a) From time to time, Corning may need to make adjustments to estimates used in the determination of prior years' restructuring and impairment charges, which could result in a gain or loss during the quarter.

(b) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation plan of reorganization, Corning will contribute, if the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. This portion of the asbestos liability requires adjustment based upon movements in Corning's common stock price prior to contribution of the shares to the trust. In the third quarter of 2005, Corning will record a charge or credit for the change in its common stock price as of September 30, 2005 compared to $16.62, the common stock price at June 30, 2005.

(c) From time to time, Corning may repurchase or retire debt, which could result in a gain or loss during the quarter.


Please note that the company may pursue other financing, restructuring and divestiture activities at any time in the future, and that the potential impact of these events is not included within Corning's third quarter 2005 guidance.

This schedule contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are based on current expectations and involve certain risks and uncertainties. Actual results may differ from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in the Securities and Exchange Commission filings of this company.